Exhibit 5.1

LTX-CREDENCE CORPORATION

825 UNIVERSITY AVENUE

NORWOOD, MA 02062

TELEPHONE: (781) 461-1000

January 17, 2013

LTX-Credence Corporation

825University Avenue

Norwood, MA02062

Re:	Second Amended and Restated 2004 Employee Stock Purchase Plan

Ladies and Gentlemen:

This opinion is furnished in connection with the registration, pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), to be filed with the Securities and Exchange Commission on January 17, 2013 (the “Registration Statement”), of 800,000 shares (the “Shares”) of the Common Stock, par value $0.05 per share (the “Common Stock”), of LTX-Credence Corporation, a Massachusetts corporation (the “Company”), which would be issuable under the terms of the Company’s Second Amended and Restated 2004 Employee Stock Purchase Plan (the “Plan”).

I have acted as counsel to the Company in connection with the foregoing registration of the Shares. I have examined and relied upon the originals or copies of such records, instruments, certificates, memoranda and other documents as I have deemed necessary or advisable for purposes of this opinion and have assumed, without independent inquiry, the accuracy of those documents. In that examination, I have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by me as copies, the authenticity and completeness of all original documents reviewed by me in original or copy form and the legal competence of each individual executing such documents. I have further assumed that all options granted or to be granted pursuant to the Plan were or will be validly granted in accordance with the terms of the Plan and that all Shares to be issued upon exercise of such options will be issued in accordance with such options and the Plan.

Based upon the foregoing, I am of the opinion that, upon the issuance and delivery of the Shares in accordance with the terms of such options and the Plan, and as described in the Registration Statement, the Shares will be legally issued, fully paid and non-assessable shares of the Company’s Common Stock.

The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Act and with applicable requirements of state laws regulating the offer and sale of securities.

I understand that this opinion is to be used in connection with the Registration Statement. I consent to the filing of a copy of this opinion with the Registration Statement.

Very truly yours,

/s/ Colin J. Savoy
Colin J. Savoy
Vice President, General Counsel & Secretary